Exhibit 99


                                  PRESS RELEASE


                             SMITHTOWN BANCORP, INC.
                 ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT


         DATELINE, September 23, 1997 -- The Board of Directors of SMITHTOWN BANCORP, INC. today adopted a Shareholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of Smithtown Bancorp Common Stock. The dividend will be paid on October 10, 1997 to stockholders of record on October 6, 1997.

         The Rights Agreement was not adopted in response to any specific effort to acquire control of Smithtown Bancorp. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

         Until it is announced that a person or group has acquired 20% or more of Smithtown Bancorp's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 20% or more of Smithtown Bancorp's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, in the case of an announcement of a tender offer, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $157.50.

         Upon announcement that any person or group has become an Acquiring Person (or such later date, as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Smithtown Bancorp Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Smithtown Bancorp's Board of Directors, Smithtown Bancorp is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person


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having a market value of twice the exercise price. If any person or group acquires between 20% and 50% of Smithtown Bancorp's Common Stock, Smithtown Bancorp's Board of Directors may, at its option, exchange one share of Smithtown Bancorp Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         Bradley Rock, President and Chief Executive Officer of Smithtown Bancorp, stated that "the Rights Agreement is not intended to and will not prevent a takeover of Smithtown Bancorp at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed prior to a triggering event.

         The Rights Agreement does not in any way weaken Smithtown Bancorp's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Smithtown Bancorp or its stockholders and will not change the way in which Smithtown Bancorp shares are traded."

         A letter to stockholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to stockholders.

         Smithtown Bancorp is a publicly held company whose shares are traded in the over the counter market. Smithtown Bancorp is a bank holding company incorporated in the State of New York, subject to the regulation and supervision of the State of New York Banking Department, the Federal Reserve Board and the Securities and Exchange Commission. Smithtown Bancorp owns all of the outstanding stock of Bank of Smithtown (the "Bank") and conducts no business other than holding the stock of Bank of Smithtown.

         Bank of Smithtown, chartered under the laws of the State of New York, is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance corporation. The Bank is subject to the supervision of the State of New York banking Department and the Federal Reserve Bank of New York. The Bank has been headquartered in Smithtown since 1910. It is in its 87th year of operation as an independent commercial bank. The Bank operates seven


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offices in the following communities: Smithtown, Commack, Hauppauge, Kings Park,
Centereach, Lake Grove, and Northport.

         Bank of Smithtown is a full-service bank offering a complete range of commercial and consumer financial services. The Bank also extends its services to local municipalities.

         The Bank's Trust Department, introduced in 1970, provides trust administration, estate administration and fiduciary services, and acts as a bond and coupon paying agent for local municipalities.

         The Bank's intention is to continue to provide individuals, businesses, and municipalities with a comprehensive array of financial services.

                    For additional information, contact:

                    Ms. Rosanna Dill
                    Vice President
                    Bank of Smithtown
                    One East Main Street
                    Smithtown, New York 11787
                    (516) 360-9300